Exhibit 99.1
Martha Stewart Living Omnimedia Announces Election of
Charlotte Beers and Todd Slotkin to the Board of Directors
NEW YORK, March 28, 2008 — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced that its Board of Directors has elected Charlotte Beers and Todd Slotkin as members of the Board of Directors. Ms. Beers and Mr. Slotkin will replace Jill A. Greenthal and Bradley E. Singer, respectively.
Ms. Beers’ election marks her return to MSLO’s Board; she served as a director from 1999 to 2001, resigning to take a role in the Bush Administration as U.S. Undersecretary of State for Public Diplomacy and Public Affairs from October 2001 through March 2003. A pioneering woman in advertising, Ms. Beers joined the State Department after having held the position of Chairman and CEO at Ogilvy & Mather and then Chairman at J. Walter Thompson Worldwide. Upon her departure from the State Department, she was awarded the Distinguished Service Medal, the highest honor the State Department bestows. She has also been honored with the prestigious Matrix Award from New York Women in Communications for her outstanding accomplishments in advertising. In 1997, Fortune magazine put her on the cover of their first issue to feature the most powerful women in America.
Mr. Slotkin has held leadership positions in the world of finance for more than 30 years. He served as Managing Director and co-head of Natixis Capital Markets Leveraged Finance business from 2006 to 2007. Previously, Mr. Slotkin served as Executive Vice President and Chief Financial Officer of MacAndrews & Forbes Holdings, Inc. from 1999 to 2006; he joined the company in 1992 as a senior vice president. In addition, he was Chief Financial Officer of the publicly owned M & F Worldwide Corp. from 1999 to 2006. Prior to that, he spent over 17 years with Citicorp, now known as Citigroup, serving most recently as director of Citicorp North America, N.A. He was a key architect and senior credit officer in building Citicorp’s market leadership in leveraged buyouts. A founding member, director, and chairman of the Food Allergy Initiative, Mr. Slotkin is also a manager on the Board of Managers of Allied Security Holdings and an outside board member of CBIZ, Inc.
MSLO Chairman Charles Koppelman stated: “Charlotte and Todd bring outstanding leadership and valuable expertise to our Board, and that is important as they are replacing two accomplished individuals in Jill and Brad whose contributions in their time serving MSLO are greatly appreciated. Charlotte’s creativity along with her rich understanding of branding and marketing make her a natural fit at MSLO. We’re thrilled to have her back. We’re equally pleased to welcome Todd, who has a distinguished background in corporate finance and acquisitions. We look forward to working with them as we continue to grow our company and build shareholder value.”
“I am honored to be returning to MSLO and to be part of an outstanding Board at a company I’ve known and admired since its inception. MSLO has accomplished so much in what has been nearly 10 years as a public company and I look forward to contributing to its bright and exciting future,” said Ms. Beers.
“I see countless opportunities for MSLO on the horizon and, as a member of this distinguished board, I am very happy to work with MSLO’s strong management team to help chart this singular company’s course,” said Mr. Slotkin.
MSLO’s board is comprised of seven members. In addition to Mr. Koppelman, Mr. Slotkin and Ms. Beers, directors include MSLO President and CEO Susan Lyne; Thomas C. Siekman, Lead Director and Former SVP and General Counsel of Compaq Computer Corporation; Rick Boyko, Managing Director of VCU Brandcenter; and Michael Goldstein, former Chairman of the Board and Chief Executive Officer of Toys “R” Us, Inc.
About Martha Stewart Living Omnimedia, Inc.
Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Publishing segment encompasses four magazines, including the company’s flagship publication, Martha Stewart Living, periodic special issues and books. The marthastewart.com website provides consumers with instant access to MSLO’s multimedia library, search and find capabilities, recipes, online workshops, community and personalization tools and more. The Broadcasting segment produces such outstanding programming as the Emmy-winning daily, nationally syndicated television series, “The Martha Stewart Show” and Martha Stewart Living Radio, channel 112 on SIRIUS Satellite Radio. In addition to its media properties, MSLO offers high quality Martha Stewart products through licensing agreements with carefully selected companies, including the Martha Stewart Collection exclusively at Macy’s, Martha Stewart Everyday at Kmart, Martha Stewart Crafts with EK Success and a co-branded food line with Costco. In February 2008, Emeril Lagasse agreed to join the Martha Stewart family of brands. During the second quarter of 2008, MSLO expects to complete the acquisition of the assets related to Lagasse’s media and merchandising business, including television programming, cookbooks, and emerils.com website and his licensed kitchen and food products. For additional information about MSLO, visit www.marthastewart.com.
CONTACT: Media: Elizabeth Estroff, SVP, Corporate Communications, Martha Stewart Living Omnimedia, Inc. +1-212-827-8281 or eestroff@marthastewart.com.
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